Exhibit 99.1

Gilda Perez-Alvarado Appointed to the Board of Directors of Blackstone Mortgage Trust

Martin L. Edelman Steps Down Following Years of Dedicated Service

February 1, 2023

NEW YORK – Blackstone Mortgage Trust, Inc. (NYSE: BXMT) announced today that global hospitality expert Gilda Perez-Alvarado has been appointed to its Board of Directors. BXMT also announced that Martin L. Edelman will leave the Board after years of dedicated service to BXMT since its inception. Both changes to the Board are effective today.

Ms. Perez-Alvarado is the Global Chief Executive Officer of JLL Hotels & Hospitality Group. She brings broad expertise in global investment and capital markets as well as business operations to the BXMT Board. Over her 18 years at JLL Hotels & Hospitality, Ms. Perez-Alvarado has overseen activities in investment sales, debt and equity placement, strategic advisory and asset management in the United States, Europe, the Middle East, and Asia, and she currently runs the Group’s cross-border investment sales team. Prior to joining JLL, she worked in the Hospitality and Leisure advisory practice at PricewaterhouseCoopers.

Michael B. Nash, Executive Chairman of the Board of BXMT, said: “Gilda’s deep understanding of global real estate coupled with her broad expertise across the hospitality sector will be invaluable additions to BXMT. She is a driven, innovative thinker, and we are thrilled to welcome her to our Board of Directors.”

Ms. Perez-Alvarado said: “I am honored to be joining the Board of Blackstone Mortgage Trust, and I look forward to working alongside the other deeply experienced Board members and best-in-class management team to continue delivering strong results for our investors.”

Mr. Nash added: “The Board expresses their deep gratitude for Marty’s countless contributions to Blackstone Mortgage Trust and his tireless commitment to the company’s shareholders over the years. He has made a profound impact, successfully guiding the company through its evolution over multiple market cycles. We are very thankful for his stewardship and wish him all the best.”

Ms. Perez-Alvarado also serves as a member of the Board of Directors of Sonder, the Board of Trustees of Cornell University, IREFAC, and the Cornell School of Hotel Administration Dean’s Advisory Board.

Ms. Perez-Alvarado received a Bachelor of Science from the Cornell School of Hotel Administration, where she graduated with Honors. She received her Master’s in Business Administration from Instituto de Empresa (IE Business School) in Madrid.

About Blackstone Mortgage Trust

Blackstone Mortgage Trust (NYSE:BXMT) is a real estate finance company that originates senior loans collateralized by commercial real estate in North America, Europe, and Australia. Our investment objective is to preserve and protect shareholder capital while producing attractive risk-adjusted returns primarily through dividends generated from current income from our loan portfolio. Our portfolio is composed primarily of loans secured by high-quality, institutional assets in major markets, sponsored by experienced, well-capitalized real estate investment owners and operators. These senior loans are capitalized by accessing a variety of financing options, depending on our view of the most prudent strategy available for each of our investments. We are externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone. Further information is available at www.bxmt.com.

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